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                                                                   Exhibit 99.1

                                                                     [CME LOGO]

FOR IMMEDIATE RELEASE



           CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. SELLS OWNERSHIP
                        STAKE IN TVN IN POLAND TO ITI

     HAMILTON, BERMUDA, December 10, 1998 - Central European Media Enterprises Ltd. (CME) (Nasdaq:CETV) and International Trading and Investments Holdings S.A.
(ITI) announced today that CME has sold its interest in the TVN television operation in Poland to ITI for $10 million dollars in cash, a three-year note in a principal amount of $40 million that is convertible into equity securities of ITI, the release of a $10 million bank guarantee and the assumption by ITI of various obligations of CME and its affiliates in respect of programming and satellite relating to TVN. As a result, CME will record a write-down of $25 million relating to the TVN sale in its fourth quarter financial results.

     Michel Delloye, President and Chief Executive Officer of CME said, "As previously reported, we have been in discussions with our partners at ITI for some time regarding TVN's development strategy and financing. Differences of view between CME and ITI concerning the direction of TVN has led both parties to arrange for an amicable seperation, which both ITI and CME consider preferable. We wish TVN every success."

     Mariusz Walter, the Chairman of TVN said, "We are excited to have acquired one hundred percent ownership of the TVN media properties and look forward to their continued development and growth."

     ITI is the leading Polish Media and Entertainment Group active in television broadcasting, television commercials production, advertising, theatrical and home video distribution, Multiplex cinema development and operation as well as snack food. Multikino, a joint-venture between ITI and UCI, has opened in summer 1998 with great success the first out of 15 Multiplex cinemas in Poznan which has made ITI the cinema market leader in Poland. International Trading and Investments Holdings S.A. (ITI) is quoted on the Luxembourg Stock Exchange (Reuters Ticker Symbol ITIH.LU).

     Central European Media Enterprises, Ltd. is the leading commercial television company in Central and Eastern Europe. The Company's national private television stations and networks in the Czech Republic, Slovakia, Slovenia and Ukraine had the leading average nationwide audience shares for the first nine months of 1998 and the Company's television network in Romania had the leading average audience share within its area of broadcast reach for the same period. Central European Media Enterprises is traded on the Nasdaq National Market in the U.S. under the symbol "CETV".


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